As filed with the Securities and Exchange Commission on February 13, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH MICRO SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	33-0029027 (I.R.S. Employer Identification No.)
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 362-5800
(Address of principal executive offices)

Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan
(Full title of the Plan(s))

William W. Smith, Jr.
President and Chief Executive Officer
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 360-5800
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Allen Z. Sussman, Esq.
J. Nathan Jensen, Esq.
Morrison & Foerster LLP
555 West Fifth Street
Los Angeles, CA 90013
(213) 892-5200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to	offering price	aggregate offering	Amount of
Title of Securities to be Registered	be registered (1)	per share (3)	price (3)	registration fee
Common Stock, $.001 par value per share	3,461,106 shares(2)	$7.60	$26,304,405	$1,034.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Represents additional shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”). Shares available for issuance under the 2005 Plan were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 19, 2005.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on February 7, 2008.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
     a. The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which includes audited financial statements for the Registrant’s fiscal year ended December 31, 2006.
     b. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.
     c. The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-26536), filed July 31, 1995 including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that permits the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director’s breach of fiduciary duty other than liability:
•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.
     The Registrant’s bylaws authorize the indemnification of its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Registrant maintains directors’ and officers’ liability insurance. In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
5.1	Opinion of Morrison & Foerster LLP

10.7*	Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

24.1	Power of Attorney (see Signature Page)

*	Indicates management contract or compensatory plan or arrangement.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant, Smith Micro Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on February 11, 2008.

SMITH MICRO SOFTWARE, INC.
By:	/s/ William W. Smith, Jr.
William W. Smith, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William W. Smith, Jr. William W. Smith, Jr.	President, Chief Executive Officer and Chairman (principal executive officer)	February 11, 2008

/s/ Andrew C. Schmidt Andrew C. Schmidt	Chief Financial Officer (principal financial and accounting officer)	February 11, 2008

/s/ Thomas G. Campbell Thomas G. Campbell	Director	February 11, 2008

/s/ Samuel Gulko Samuel Gulko	Director	February 11, 2008

/s/ Ted Hoffman Ted Hoffman	Director	February 11, 2008

/s/ William C. Keiper William C. Keiper	Director	February 11, 2008

/s/ Gregory J. Szabo Gregory J. Szabo	Director	February 11, 2008

INDEX TO EXHIBITS

Exhibit
Number	Document
5.1	Opinion of Morrison & Foerster LLP

10.7*	Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP

24.1	Power of Attorney (see Signature Page)
*Indicates management contract or compensatory plan or arrangement.